CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Church Capital Investment Trust and to the use of our report dated August 12, 2005 on the statements of assets and liabilities and of operations as of August 12, 2005 of the Church Capital Value Trust and the Church Capital Money Market Fund (the "FUNDS"), each a series of shares of beneficial interest of Church Capital Investment Trust. Such financial statements appear in the Funds' Statement of Additional Information.


                                        /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                        BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
December 13, 2005